2012 Short-Term Incentive (STI) Plan

Purpose of the Plan
The purpose of the 2012 Short-Term Incentive Plan (the “Plan”) is to reward Selected Participants (defined below) of Advanced Energy Industries, Inc. and its subsidiaries (the “Company”) for the achievement of specific Company strategic goals.
Effective Date
The Plan is in effect from January 1, 2012 to December 31, 2012 (“Plan Term”) and supersedes all prior arrangements designed to provide annual incentive Bonus Awards.
Definitions
For the purposes of this document only, the following definitions will apply:
“Board of Directors” shall mean the Board of Directors of the Company that has delegated administration of the Plan to the Committee (defined below).
“Bonus Award” shall mean the actual award paid to a Selected Participant, as determined by the Committee, paid in cash following the end of the Plan Term but generally no later than 75 days from the end of the year during which the applicable Plan Term ends.
'Committee” shall mean the Compensation Committee as appointed by the Board of Directors to administer the Plan.
“Company” shall mean Advanced Energy Industries, Inc, a Delaware corporation, including all affiliate and subsidiary companies.
“Fiscal Year” shall mean the 12-month period over which the Company measures financial performance, and for purposes of this Plan, will extend from January 1, 2012 to December 31, 2012.
“Organizational Unit” shall mean one of the business units of the Company which currently include the Solar Energy Business Unit, the Thin Film Business Unit and Corporate.
“Plan” shall mean the 2012 Short-Term Incentive Plan whose characteristics are presented herein.
“Plan Term” shall mean the one-year period of performance measurement in the Plan, which will extend from January 1, 2012 to December 31, 2012.
“Selected Participant” shall mean regular, full-time employees of the Company (typically assigned to tier levels 1, 2 and 3) who are deemed eligible and selected by the Committee to participate in the Plan.
Eligibility
Participation is limited to Selected Participants who are not covered by any other short-term incentive plan and are therefore eligible to participate in the Plan.
Notwithstanding anything in the Plan to the contrary, and unless otherwise determined by the Committee, an individual shall not be eligible to participate in the Plan if such individual (a) performs services for the Company and is classified or paid as an independent contractor by the Company or (b) performs services for the Company pursuant to an agreement between the Company and any other person or entity including an employee leasing organization.
To earn and be eligible for a Bonus Award, if any, a Selected Participant must be actively employed in the eligible role as of October 1, 2012, and must be employed and continue to be employed and provide the services required of their position through the applicable Bonus Award payment date. Participants who become eligible to participate in the Plan after the beginning of the Plan Term (promoted, hired, rehired or converted from a non-employee status) may be eligible for a Bonus Award payment on a prorated basis. If a Selected Participant's tier changes during the Plan Term, the target percentage used in the calculation will reflect the tier the Selected Participant was in during the majority of the Plan Term.
A condition precedent to earning any Bonus Award or prorated portion thereof is continuous active employment, which shall include qualifying leaves of absence through the Bonus Award payment date. Participants must be actively employed by the Company on the date Bonus Awards are paid in order to earn a Bonus Award. A Selected Participant whose employment is terminated, either voluntarily or involuntarily, prior to an applicable Bonus Award payment date will not earn or be eligible to receive any payment. Please note that irrespective of the terms of this Plan, if the Selected Participant is subject to a Company-issued executive change of control agreement (“CIC Agreements”), those terms may take precedence in particular situations related to certain terminations and associated payment of a Bonus Award.
Failure to comply with the Company's policies and internal controls, including but not limited to audit and control issues, may result in a loss of Bonus Award eligibility and potentially termination of employment.

Measures of Performance

Annual performance metrics have been established by the Company for 2012 based on the Company's 2012 Annual Operating Plan (AOP). The performance metrics translate the business strategy into defined targets against which actual business results are measured during the Fiscal Year. For the Plan Term, the performance metrics to be measured are revenue, operating income and cash flow. The Plan performance metrics and related weightings based on the Organizational Unit will be separately communicated to the Selected Participants.

The threshold level of achievement for Corporate Operating Income for Fiscal Year 2012 must be met in order to trigger any payout of the Revenue and Operating Income portions of the Plan (regardless of the Selected Participant's assigned Business Unit). In addition to the Corporate Operating Income threshold being met, a Business Unit is also required to achieve its relevant Operating Income threshold for Fiscal Year 2012 in order to trigger any payout of the Business Unit's Revenue and Operating Income portions of the Plan. Regardless of the level of Operating Income achieved, the Cash Flow portion of the target Bonus Award may payout provided the relevant Business Unit Cash Flow threshold for the Fiscal Year has been met or exceeded.

Once established, performance metrics normally shall not be changed during the Plan Term. However, if the Committee determines that external changes or unanticipated business conditions have materially affected the fairness of the performance metrics, then one or more of the performance metrics or the weights of such performance metrics may be modified on a prospective basis during the Fiscal Year at the sole discretion of the Committee.

Bonus Award Calculation
Potential Bonus Awards are calculated as a percentage of the Selected Participant's year-end annualized base salary. The annual target Bonus Award for each tier level is as follows:

Tier Level	Annual Target
1 - CEO	100%
2 - EVP 2 - BU President	75%
3 - VP	45%

Furthermore, the target of each Business Unit top leader shall be split in the proportion of 80% based on Business Unit results and 20% based upon Corporate results.
A Selected Participant's actual Bonus Award may vary above or below the target level based on achievement of business results for their assigned Organizational Unit (Business Unit).
At the end of the Plan Term, the Board of Directors will evaluate actual business results against each established performance metric in order to determine the final percentage of Bonus Award for which the Selected Participant is eligible. Each performance metric will be evaluated separately based on business results applying an achievement scale of 0% to 200%. The minimum levels of achievement for Operating Income for Corporate and the Business Unit must be met in order to trigger payout of the Revenue and Operating Income portions. Based upon actual results in each of the areas, the achievement scale for each performance metric is as follows:

	Weighted Payout Revenue*	Weighted Payout Operating Income*	Weighted Payout Cash Flow
Stretch	200%	200%	200%
Target	100%	100%	100%
Threshold	50%	50%	50%
*Assumes achievement of the Corporate Operating Income threshold as well as the Operating Income for the relevant Business Unit.

Achievement percentages between the threshold and target and between target and stretch levels will be interpolated based on actual results in each category to determine the final achievement percentage for payout.

The final achievement percentage for each performance metric will be independently multiplied by the performance metric weighting for the assigned Business Unit, and then multiplied by the Selected Participant's Bonus Award target. The result of each of these calculations will be added to produce a final Bonus Award payout percent. The final Bonus Award payout percent will be multiplied by the Participant's year-end annualized base salary resulting in a final Bonus Award payment. No Participant in the Plan shall receive a Bonus Award payment greater than 200% of the Participant's target Bonus Award.

Method and Timing of Payment
Bonus Award payments, if any, are paid as soon as practicable after the Fiscal Year-end review and authorization of the payments by the Committee but generally no later than 75 days from the end of the year during which the applicable Plan Term ends. Bonus Awards will be paid in cash.
The Bonus Award payment is subject to standard deductions and withholdings specific to the Participant. Such deductions may include, but are not limited to, any participant elections made by the Participant for deferrals through payroll into the relevant qualified employer-sponsored Plans. Any such deferrals will be made in accordance with the terms of the applicable tax qualified employer-sponsored Plans.
U.S. Only: Notwithstanding the foregoing, if the payment of any Bonus Award at the time specified herein would result in the adverse tax consequences described in Section 409A(a)(1) of the Internal Revenue Code (the “Code”) as a result of the recipient's status as a “specified employee” (within the meaning of Section 409A of the Code), the time of such payment shall be automatically delayed to the minimum extent necessary so that Section 409A(a)(1) of the Code will not apply. The Company will withhold federal income tax at the flat IRS supplemental wage rate plus applicable employment taxes and state taxes for Bonus Award payments. For all benefits purposes such as Short-term Disability, Long-term Disability or Life Insurance, earnings and/or income is defined by the plan documents governing those plans. Bonus Awards are considered eligible earnings for 401(k) contributions if the Participant has previously elected a bonus deferral percentage.
Administration

The Committee will be responsible for the administration of the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations deemed advisable, and to make all other administrative determinations necessary. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

General
The Committee reserves the right to define Company performance metrics and to review, revise, amend, or terminate the Plan at any time without notice at its sole discretion. Only the Committee has the ability to modify the Plan, and all modifications to the Plan must be in writing and approved by the Board. Except for certain limited exceptions with respect to CIC Agreements (as discussed above), this Plan document supersedes any previous document you may have received.
The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Selected Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company.
In the event of any conflict between a Participant's employment agreement with the Company and this Plan, the terms of the Participant's employment agreement will control.
The provisions contained in this Plan set forth the entire understanding of the Company with respect to the Plan and supersede any and all prior communications between the Company and any employee with respect to the Plan.
In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
Any questions regarding this Plan should be directed to the Human Resources department.
Terms and Conditions - United States Only
This Plan does not constitute a guarantee of work, job status or employment for any period of time. Your employment at Advanced Energy Industries, Inc. is at will and either you or the Company may terminate the relationship at any time. This document is not intended to create a contract of employment or commitment of ongoing payment, express or implied.